Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the Rights Agreement dated as of November 18, 2002 (the “Agreement”) between AT&T Comcast Corporation, a Pennsylvania corporation n/k/a Comcast Corporation (the “Company”), and Equiserve Trust Company, N.A. n/k/a Computershare Inc. (“Computershare”), is made this 20th day of December, 2010, among the Company, Computershare and Wells Fargo Bank, National Association (“Wells Fargo”). Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company and Computershare are parties to the Agreement, pursuant to which Computershare agreed to act as Rights Agent;

WHEREAS, Section 18 of the Agreement provides that the Company may remove the Rights Agent and appoint a successor to the Rights Agent;

WHEREAS, the Company desires to remove Computershare as the Rights Agent and has provided Computershare with notice to such effect in accordance with the terms of the Agreement; and

WHEREAS, the Company desires to appoint Wells Fargo as the successor to the Rights Agent, and Wells Fargo has indicated its desire to accept such appointment as Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement in the following respects:

1.	Effective as of the close of business on December 20, 2010 (the “Effective Date”), the Company hereby appoints Wells Fargo to serve as Rights Agent under the Agreement succeeding Equiserve, and Wells Fargo hereby accepts such appointment, with the same powers, rights, duties and responsibilities as if it had originally been named as Rights Agent without further act or deed.

2.	Effective as of the Effective Date, each reference in the Agreement (including the exhibits thereto) to Wells Fargo shall be deemed to refer to Wells Fargo.

3.	Effective as of the close of business on the date hereof, the notice information set forth for Computershare in the Agreement is replaced with the following:

Wells Fargo Shareowner Services

Attn: Manager of Account Administration

161 North Concord Exchange

South St. Paul, Minnesota 55075-1139

4.	Except as modified hereby, the Agreement, as amended, continues in full force and effect, unmodified in any way.

5.	This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of Pennsylvania applicable to contracts to be made and performed entirely in such State.

6.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf as of the date first written above.

COMCAST CORPORATION
By:	/s/ Arthur R. Block
	Name:	Arthur R. Block
	Title:	Senior Vice President

COMPUTERSHARE INC.
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Nancy Rosengren
	Name:	Nancy Rosengren
	Title:	Vice President